Exhibit 5.1

Clifford R. Jenks Senior Vice President, Corporate and Securities Counsel and Assistant Secretary

August 29, 2025

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Ladies and Gentlemen:

As Senior Vice President, Corporate and Securities Counsel and Assistant Secretary of Reinsurance Group of America, Incorporated (the “Company”), I am familiar with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of an aggregate of 1,250,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company, consisting of (a) 1,200,000 additional shares of common stock that may be issued under the Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated, and (b) 50,000 additional shares of common stock that may be issued under the Reinsurance Group of America, Incorporated Phantom Stock Plan for Directors (together, the “Plans”). In connection with the preparation of the Registration Statement, I have made certain legal and factual examinations and inquiries and examined, among other things, such documents, records, instruments, agreements, certificates and matters as I have considered appropriate and necessary for the rendering of this opinion letter. I have assumed for the purpose of this opinion letter the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies, and the genuineness of the signatures thereon.

Based on the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations set forth herein, it is my opinion that: (i) the Shares have been duly authorized and (ii) the Shares will be validly issued, fully paid and non-assessable after (A) the Registration Statement becomes effective, (B) any post-effective amendment required by law is duly completed, filed and becomes effective, (C) the Shares are issued and sold in accordance with the Plans and (D) the prospectus required to be delivered under Section 10(a) of the Act has been delivered to participants of the applicable Plan.

I hereby consent to the inclusion of my opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion letter is rendered solely for your benefit in accordance with the subject transaction and is not to be otherwise used, circulated, quoted or referred to without my prior written consent. I am opining herein as to the effect on the subject transaction only of United States federal law and the internal (and not the conflict of law) laws of the State of Missouri, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and I assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.

Very truly yours,
/s/ Clifford R. Jenks

Clifford R. Jenks, Esq.